Filed Pursuant To Rule 424(b)(3)

Registration No. 333-101255

Prospectus Supplement to Prospectus dated November 27, 2002

Boston Properties, Inc.

7,087,482 Shares of Common Stock

Unless the context otherwise requires, all references to “we,” “us” or “our company” in this prospectus supplement refer collectively to Boston Properties, Inc., a Delaware corporation, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

This prospectus supplement updates the prospectus dated November 27, 2002, as amended by the prospectus supplements dated October 17, 2007 and December 9, 2014, relating to the offer for sale of up to an aggregate of 7,087,482 shares of common stock of Boston Properties, Inc. by the selling stockholders identified in the prospectus, and any of their pledgees, donees, transferees or other successors in interest. The selling stockholders may only offer the common stock for sale if, and to the extent that, they exercise their rights to tender their common units of Boston Properties Limited Partnership for cash, and we exercise our right to issue common stock to them instead of cash.

We are providing this prospectus supplement to update the table under the caption “The Selling Stockholders” in the prospectus dated November 27, 2002, as amended by the prospectus supplements dated October 17, 2007 and December 9, 2014. The following updated information is based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of May 11, 2015. Unless we indicate otherwise, the information in this prospectus supplement is as of May 11, 2015.

Name	Common Stock and Units Beneficially Owned(1)		Common Stock Offered Hereby(2)		Common Stock and Units Beneficially Held after Offering(3)	Percentage of All Common Stock and Units (4)	Percentage of All Common Stock (5)
James R. Bronkema Trust	0		0		0	**	**
ECW Investor Associates	0		0		0	**	**
David Rockefeller	535,784	(6)	535,784	(6)	0	**	**
DR & Descendants, L.L.C.	85,879		85,879		0	**	**
Rockmark Corporation	1,258		1,258		0	**	**

**	Less than 1%.
(1)	Includes common units. Common units may be exchanged, under circumstances set forth in the partnership agreement of Boston Properties Limited Partnership, for an equal number of shares of common stock.
(2)	These shares of common stock represent the common stock that the selling stockholders may acquire, or have acquired, upon presentation of common units for redemption. Such redemption may occur at any time.
(3)	Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholders.
(4)	Assumes that all the common units held by the selling stockholder are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock. The total number of shares of common stock and common units outstanding used in calculating the percentage assumes that all of the common units and LTIP units (assuming conversion in full into common units, as applicable) held by all persons other than Boston Properties are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock.
(5)	Assumes that all common units held by the selling stockholder are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock. The total number of shares of common stock outstanding used in calculating this percentage (i) is based on the total number of shares of common stock outstanding as of June 2, 2015 (153,422,299 shares) and (ii) assumes that none of the remaining units held by other persons will be exchanged for common stock.
(6)	Includes 85,879 common units held by DR & Descendants, L.L.C. and 1,258 common units held by Rockmark Corporation.

This prospectus supplement is not complete without the prospectus dated November 27, 2002, as amended by the prospectus supplements dated October 17, 2007 and December 9, 2014, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is June 3, 2015.